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Exhibit 3.4

CHARTER
OF
RFS 2002 FINANCING, INC.

        The undersigned, acting as Incorporator of a corporation for profit under the Tennessee Business Corporation Act, hereby adopts the following Charter for such corporation:

ARTICLE I

        The name of the corporation is RFS 2002 Financing, Inc.

ARTICLE II

        The maximum number of shares that the corporation shall have the authority to issue is one thousand (1,000) shares of common stock, $.01 par value, that have unlimited voting rights and that are entitled to receive the net assets of the corporation upon dissolution.

ARTICLE III

        The street address of the registered office of the corporation shall be 850 Ridge Lake Boulevard, Shelby County, Memphis, Tennessee 38120. The name of the corporation's initial registered agent at its registered office is Robert M. Solmson.

ARTICLE IV

        The name and address of the incorporator are Jack H. McCall, c/o Hunton & Williams, 2000 Riverview Tower, 900 South Gay Street, Knox County, Tennessee 37902.

ARTICLE V

        The address of the principal office of the corporation is 850 Ridge Lake Boulevard, Shelby County, Memphis, Tennessee 38120

ARTICLE VI

        The corporation is for profit.

ARTICLE VII

        The corporation shall have the power and authority to carry on any business permitted by, and to have and exercise all of the powers and rights conferred by, the Tennessee Business Corporation Act as amended from time to time or any successor provisions thereto.

ARTICLE VIII

        The business and affairs of the corporation shall be managed by a Board of Directors.

        a.    The number of directors and their terms shall be as specified in the By-laws of the corporation.

        b.    The Board of Directors is expressly authorized to make, alter, or repeal the By-Laws of the corporation by a vote of the majority of the Board of Directors.

        c.    Whenever the Board of Directors is required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, if all of the directors entitled to vote thereon consent to the taking of action on written consent without a meeting; any such action shall be as valid and effective as any resolution duly adopted at an annual or regularly scheduled or special meeting of the Board of Directors.

        d.    Any or all of the directors may be removed either with or without cause by a proper vote of the shareholders and may be removed with cause by a majority vote of the entire Board of Directors.

ARTICLE IX

        Any corporate action upon which a vote of shareholders is required or permitted may be taken without a meeting on written consent, setting forth the action so taken, if all of the persons entitled to vote thereon consent to the taking of action on written consent without a meeting, and such action shall be as valid and effective as any action taken at a general or special meeting of the shareholders.

ARTICLE X

        a.    To the fullest extent that the Tennessee Business Corporation Act as it exists on the date hereof or as it may hereafter be amended permits the limitations or elimination of the liability of directors, a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 48-18-304 of the Tennessee Business Corporation Act, as the same exists or hereafter may be amended. If the Tennessee Business Corporation Act hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Tennessee Business Corporation Act. This Article X shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when Article X became effective, if such a limitation or elimination of liability of a director for such acts or omission is prohibited by the Tennessee Business Corporation Act as then in effect. Any repeal or modification of this Article X by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

        b.    The corporation shall have the power to indemnify any director, officer, employee, agent of the corporation, or any other person who is serving at the request of the corporation in any such capacity with another corporation, partnership, joint venture, trust, or other enterprise (including, without limitation, any employee benefit plan) to the fullest extent permitted by the Tennessee Business Corporation Act as it exists on the date hereof or as it may hereafter be amended, and any such indemnification may continue as to any person who has ceased to be a director, officer, employee, or agent and may inure to the benefit of the heirs, executors, and administrators of such a person.

        c.    By action of its Board of Directors, notwithstanding any interest of the directors in the action, the corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, to protect any director, officer, employee, or agent of the corporation or any other person who is serving at the request of the corporation in any such capacity with another corporation, partnership, joint venture, trust, or other enterprise (including, without limitation, any employee benefit plan) against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such (including, without limitation, expenses, judgments, fines, and amounts paid in settlement) to the fullest extent permitted by the Tennessee Business Corporation Act as it exists on the date hereof or as it may hereafter be amended, and whether or not the corporation would have the power or would be required to indemnify such person under the terms of any agreement or by-law or the Tennessee Business Corporation Act. For purposes of this paragraph (c), "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan.

ARTICLE XI

        The Incorporator shall have the power to act as the first Board of Directors of the corporation pursuant to Tennessee Code Annotated Section 48-12-105 and, in that capacity, may adopt By-Laws for the operation of the corporation, elect officers, appoint an initial board of directors, authorize the sale and issuance of stock, and take such other action as may be necessary or appropriate to organize the corporation.

Dated: February 8, 2002

/s/ JACK H. MCCALL Jack H. McCall, Incorporator

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CHARTER OF RFS 2002 FINANCING, INC.